Exhibit 10.2

GRANDPARENTS.COM

589 Eighth Avenue, 6th Floor

New York, NY 10018

March 27, 2015

Mel Harris

10800 Biscayne Boulevard, Floor 10

Miami, FL 33161

Dear Mel:

This letter (this “Agreement”) confirms our understanding with respect to the $150,000 in funds provided by you today (the “Funds”) to Grandparents.com, Inc. (the “Company”) and your intention to participate in the Company’s upcoming preferred stock PIPE offering (the “Offering”).

The parties hereby agree that, until such time as the Funds have been applied towards your proposed investment in the Offering, the Funds shall constitute a loan to the Company, bearing simple interest at an annual rate of five percent (5%) and having a maturity date on the first annual anniversary of the date of this Agreement. It is understood that no interest shall be payable on the Funds if the Funds are applied towards your proposed investment in the Offering.

In addition, we acknowledge that it is your intention to invest, or cause other accredited investors to invest, in addition to your minimum investment of $500,000 (towards which the Funds shall be applied upon the closing of the Offering), a minimum aggregate of $1.5 to $2.0 million in the Offering, on terms to be agreed upon. If the Offering does not occur within 90 days, you may convert, at your option, the $150,000 loan into 750,000 shares of common stock of the Company and a five year warrant to purchase 187,500 shares of common stock at an exercise price of $.35 per warrant.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties solely with respect to the matters addressed herein. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of all parties hereto.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please so indicate by executing this Amendment in the place indicated below and returning one original for my files.

Very truly yours,

GRANDPARENTS.COM, INC.

By:	/s/ Lee Lazarus
Lee Lazarus
Chief Operating Officer

Accepted and agreed to as of the date first written above.

By:	/s/ Mel Harris
Mr. Mel Harris